October 1, 2008

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

Re:           Nationwide Life Insurance Company
Pre-Effective Amendment No. 3 to Form S-1
SEC File No. 333-149613

Ladies and Gentlemen:

I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of Individual Supplemental Immediate Fixed Income Annuity Contracts that Nationwide Life Insurance Company (Nationwide) continuously offers and sells. I have examined Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1, and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:

1. Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the contracts.

2. Nationwide has filed the form of contract in the states where it is eligible for approval. Upon issuance, the contracts will be valid and binding obligations of
Nationwide.

I hereby consent to the use of this opinion as an exhibit to this registration statement.

Sincerely,

/s/ Holly J. Hunt
Holly J. Hunt
Senior Counsel